EXHIBIT (a)(1)(i)

EXHIBIT (a)(1)(i)

THE S&P 500® PROTECTED EQUITY FUND, INC.
800 Scudders Mill Road
Plainsboro, New Jersey 08536

OFFER TO PURCHASE FOR CASH 31,510,000
OF ITS ISSUED AND OUTSTANDING SHARES
AT NET ASSET VALUE PER SHARE

SUMMARY TERM SHEET

THIS SUMMARY HIGHLIGHTS CERTAIN INFORMATION IN THIS OFFER TO PURCHASE. TO UNDERSTAND THE OFFER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE TERMS OF THE OFFER, YOU SHOULD CAREFULLY READ THIS ENTIRE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL. WE HAVE INCLUDED SECTION REFERENCES TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF THE TOPICS IN THIS SUMMARY.

•	WHAT SECURITIES IS THE S&P 500® PROTECTED EQUITY FUND, INC. OFFERING TO PURCHASE? The S&P 500® Protected Equity Fund, Inc. (the “Fund”) is offering to purchase up to 31,510,000 shares of its common stock (“Shares”), representing 100% of the outstanding Shares, that may be held by you and other stockholders. The Fund’s Offer is not conditioned upon the tender of any minimum number of Shares.
Merrill Lynch, Pierce, Fenner & Smith Incorporated, an affiliate of the Fund’s investment adviser (“Merrill Lynch”), has informed the Fund that it intends to tender all of its Shares in the Fund, or 15,482,746 Shares representing 49.136% of the outstanding Shares. However, if on the Expiration Date of the Offer (as defined below), less than 100% of the outstanding Shares have been tendered by the Fund’s shareholders (the “Shareholders”) who are not affiliated with Merrill Lynch, Merrill Lynch will only tender such amount of its Shares so that the Fund retains total assets of at least $30 million. Merrill Lynch acquired the Shares as a result of its market making activity in the Shares.
•	HOW DO I TENDER MY SHARES? See Section 2 “Procedure for Tendering Shares”.
If your Shares are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, you must contact that entity and request that your Shares be tendered to the Fund.
If you wish to tender your Shares and your Shares are registered in your name, you may send your Share certificates, a properly completed and executed Letter of Transmittal and any additional documents required by the Letter of Transmittal to Computershare (the “Transfer Agent”). The Transfer Agent must receive these documents prior to the scheduled expiration of the Offer (currently Thursday, September 22, 2005 at 4:00 p.m. Eastern time).
•	HOW MUCH IS THE FUND OFFERING TO PAY ME FOR MY SHARES? The Fund will pay you cash in an amount equal to the Fund’s net asset value per Share (“NAV”) calculated as of the close of business of the New York Stock Exchange on Tuesday, September 27, 2005, the third business day after the expiration date (currently Thursday, September 22, 2005). As of August 18, 2005, the Fund’s NAV, which fluctuates on a daily basis, was $9.75 per Share. See Section 1 “Price; Number of Shares”.
The Shares are currently quoted on the Nasdaq National Market System (the “Nasdaq NMS”) under the symbol “PEFX”. On August 18, 2005, the closing price on the Nasdaq NMS was $9.09 per Share.

•	WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I TENDER MY SHARES? If you are a Merrill Lynch customer, Merrill Lynch may charge you a $5.35 processing fee to confirm the Fund’s purchase of your Shares. If you tender your Shares through a broker, dealer or other nominee, that broker, dealer or other nominee may charge you a fee for processing the transaction on your behalf. See Section 2 “Procedure for Tendering Shares”.
•	WILL THERE BE ANY TAX CONSEQUENCES TO ME IF I TENDER MY SHARES? If your tendered Shares are accepted, it will be a taxable transaction either in the form of a “sale or exchange” or under certain circumstances as a “dividend”. You should consult your tax advisor regarding the tax consequences to you of tendering your Shares. See Section 12 “Certain Federal Income Tax Consequences of Tendering Your Shares”.
•	WILL THERE BE NEGATIVE TAX CONSEQUENCES TO ME IF I CHOOSE NOT TO TENDER MY SHARES? The Fund will have to sell or otherwise close out certain investments in order to repurchase shares in the tender offer and, depending on market conditions, may realize taxable gains. The application of complex tax rules may limit the Fund’s ability to offset realized gains against realized losses. If the Fund continues in operation after the tender offer, it will need to distribute any realized gains which it can’t offset with losses in order to continue to qualify as a regulated investment company and avoid entity level taxation. If you choose not to tender your shares, as a Shareholder remaining in the Fund, any such gains will be distributed to you as a dividend which will be taxable as ordinary income which does not qualify for the reduced tax rate applicable to qualified dividend income for noncorporate shareholders or treatment as dividend income eligible for the dividends received deduction. Shareholders who tender their shares also will receive their proportionate share of any such gains, but will be able to treat them as received in exchange for their tendered shares, rather than as ordinary income.
•	You should consult your tax advisor regarding the possible tax consequences to you of choosing not to tender your Shares. See Section 13 “Certain Federal Income Tax Consequences of Choosing Not to Tender Your Shares.”
•	WHEN WILL THE OFFER EXPIRE? HOW WILL I KNOW IF THE OFFERING PERIOD IS EXTENDED OR IF THE OFFER IS TERMINATED? The Offer expires on Thursday, September 22, 2005, at 4:00 p.m. Eastern Time, or, if the Offer is extended or terminated, such time and date as the Fund designates either in a public announcement or in an amended notice to Shareholders. If the Fund extends its Offer period, the Fund’s public announcement or notice to Shareholders, as the case may be, will be issued/mailed no later than 9:00 a.m. on the next business day after the previously scheduled expiration date. See Section 1 “Price; Number of Shares” and Section 14 “Extension of Tender Period; Termination; Amendments”.
•	MAY I WITHDRAW MY TENDERED SHARES? You may withdraw your tendered Shares at any time prior to the expiration date, which, unless extended, is currently Thursday, September 22, 2005 at 4:00 p.m. Eastern Time. Additionally, if the Fund has not yet accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after October 20, 2005. To withdraw your tendered Shares, you should contact your Merrill Lynch Financial Advisor or other nominee, or you should submit proper written notice to the Transfer Agent. See Section 3 “Withdrawal Rights”.
•	DOES MY FUND HAVE THE FINANCIAL RESOURCES TO PAY ME FOR MY SHARES? Assuming that the Fund purchases 31,510,000 Shares or 100% of its Shares at the August 18, 2005 NAV of $9.75 per share, the Fund’s total cost will be approximately $307.2 million.
•	The Fund expects to have adequate money to finance the purchase of its tendered Shares. See Section 8 “Source and Amount of Funds”.
•	WHY IS THE FUND MAKING AN OFFER TO PURCHASE SHARES OF ITS COMMON STOCK? The purpose of the Offer is to provide all Shareholders with the opportunity to liquidate their investment in the Fund at the per Share net asset value prior to the Fund’s maturity date of November 30, 2007 (the “Maturity Date”). The Board of Directors of the Fund considered the possibility of liquidating and dissolving the Fund prior to the Maturity Date, but determined that, although there may be a significant percentage of Shareholders who wish to liquidate their investment in the Fund at NAV, there also may be a significant

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percentage of Shareholders who wish to retain their investment in the Fund. Consequently, the Board determined to make the Offer for all Shares in order to permit Shareholders to make their own individual decision, rather than seek a vote to liquidate and dissolve the Fund prior to the Maturity Date.
The Fund believes that the Offer is fair to Shareholders unaffiliated with the Fund since all Shares tendered will be purchased at the per Share NAV. However, as a result of a decision to liquidate their investment in the Fund prior to the Maturity Date, tendering Shareholders may receive a tender price per Share that is less than the $10.00 per Share minimum return objective of the Fund at the Maturity Date. As a result of the sale of portfolio securities, including the early termination of the put contracts, the Fund may incur certain transactional costs that will reduce the Fund’s NAV per Share to be paid to tendering Shareholders. In addition, the NAV per Share at the Maturity Date may be higher than the NAV per Share at which Shares are purchased in the Offer. Also, the market price per Share may be higher or lower than the NAV per Share at the time Shares are purchased in the Offer.
Neither the Fund nor its Board of Directors makes any recommendation as to whether or not you should tender your Shares. See Section 6 “Purpose of the Offer”.
•	WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER? The Offer is not conditioned upon the tender of any minimum number of Shares. The Fund is not required to accept or pay for any Shares tendered. Under certain circumstances, the Fund may terminate or amend its Offer or postpone the acceptance of its Shares for payment. See Section 5 “Certain Conditions of the Offer”.
•	IF I DECIDE NOT TO TENDER MY SHARES, HOW WILL THE OFFER AFFECT MY SHARES? If you do not tender your Shares, you may be subject to certain risks resulting from the Fund reducing its assets to pay for tendered Shares. These risks include potential increased volatility in the Fund’s NAV and market price. Also, if you do not tender your Shares, you may be invested in a significantly smaller Fund whose Shares may no longer be quoted on the Nasdaq NMS and/or may be significantly less liquid. Also, as discussed above, there are possible tax consequences of choosing not to tender your Shares. See Section 13 “Certain Federal Income Tax Consequences of Choosing Not to Tender Your Shares.” It is possible that after the Offer, the Fund’s Board of Directors may determine that it is advisable to liquidate and dissolve the Fund prior to the Maturity Date and may seek a Shareholder vote to approve such action. See Section 7 “Certain Effects of the Offer”.
•	WHO SHOULD I CALL IF I NEED MORE INFORMATION? Questions and requests for assistance may be directed to your Merrill Lynch Financial Advisor or other nominee, or to the Transfer Agent at the address and telephone number set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal should be directed to the Transfer Agent.
Computershare 250 Royall Street Canton, MA 02021 Attn: The S&P 500® Protected Equity Fund, Inc. (800) 569-4719

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THE S&P 500® PROTECTED EQUITY FUND, INC.
800 Scudders Mill Road
Plainsboro, New Jersey 08536

OFFER TO PURCHASE FOR CASH 31,510,000
OF ITS ISSUED AND OUTSTANDING SHARES
AT NET ASSET VALUE PER SHARE

THE EXPIRATION DATE AND THE WITHDRAWAL DEADLINE ARE 4:00 P.M.,
EASTERN TIME, ON THURSDAY, SEPTEMBER 22, 2005, UNLESS EXTENDED.

To the Holders of Shares of
THE S&P 500® PROTECTED EQUITY FUND, INC.:

        The S&P 500® Protected Equity Fund, Inc. (the “Fund”) is offering to purchase up to 31,510,000 or 100% of its issued and outstanding shares of common stock, par value $.10 per share (the “Shares”), for cash at a price equal to their net asset value (“NAV”) as of the close of business on the New York Stock Exchange on Tuesday, September 27, 2005, the third business day after the Expiration Date, unless extended, upon the terms and conditions set forth in this Offer to Purchase (the “Offer”) and the related Letter of Transmittal. The Shares are currently traded on the Nasdaq National Market System (the “Nasdaq NMS”) under the symbol “PEFX”. On August 18, 2005, the NAV was $9.75 per Share and the closing price on the Nasdaq NMS was $9.09 per Share.

        You can obtain the current NAV quotations from your Merrill Lynch Financial Advisor or Computershare (the “Transfer Agent”). See Section 1 “Price; Number of Shares”.

        The purpose of the Offer is to provide all Shareholders with the opportunity to liquidate their investment in the Fund at the per Share NAV prior to the maturity date of November 30, 2007 (the “Maturity Date”). The Board of Directors of the Fund considered the possibility of liquidating and dissolving the Fund prior to the Maturity Date, but determined that, although there may be a significant percentage of Shareholders who wish to liquidate their investment in the Fund at NAV, there also may be a significant percentage of Shareholders who wish to retain their investment in the Fund, and consequently determined to make the Offer for all Shares in order to permit Shareholders to make their own individual decision, rather than seek a vote to liquidate and dissolve the Fund prior to the Maturity Date.

        The Fund believes that the Offer is fair to Shareholders unaffiliated with the Fund since all Shares tendered will be purchased at the per Share NAV. However, as a result of a decision to liquidate their investment in the Fund prior to the Maturity Date, tendering Shareholders may receive a tender price per Share that is less than the $10.00 per Share minimum return objective of the Fund at the Maturity Date. As a result of the sale of portfolio securities, including the early termination of the put contracts, the Fund may incur certain transactional costs that will reduce the Fund’s NAV per Share to be paid to tendering Shareholders. In addition, the NAV per Share at the Maturity Date may be higher than the NAV per Share at which Shares are purchased in the Offer. Also, the market price per Share may be higher or lower than the NAV per Share at the time Shares are purchased in the Offer.

        Merrill Lynch, Pierce, Fenner & Smith Incorporated, an affiliate of the Fund’s investment adviser (“Merrill Lynch”), has informed the Fund that it intends to tender all of its Shares in the Fund, or 15,482,746 Shares representing 49.136% of the outstanding Shares. However, if on the Expiration Date of the Offer (as defined below), less than 100% of the Fund’s outstanding Shares have been tendered by the Fund’s Shareholders who are not affiliated with Merrill Lynch, Merrill Lynch will only tender such amount of its Shares so that the Fund retains total assets of at least $30 million. Merrill Lynch acquired the Shares as a result of its market making activity in the Shares.

        THE FUND’S OFFER IS BEING MADE TO ALL STOCKHOLDERS OF THE FUND AND IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED.

IMPORTANT

        If you desire to tender all or any portion of your Shares, you should either (1) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you, or (2) if you own your Shares directly, complete and sign the Letter of Transmittal and mail or deliver it along with any Share certificate(s) and any other required documents to the Fund’s Transfer Agent. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee if you desire to tender your Shares. Shares held in your Merrill Lynch brokerage account are registered in the name of Merrill Lynch and are not held by you directly. Merrill Lynch may charge its customers a $5.35 processing fee to confirm a repurchase of Shares from such customers pursuant to the Offer.

        NEITHER THE FUND NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. EACH STOCKHOLDER MUST MAKE HIS OR HER OWN DECISION WHETHER TO TENDER SHARES, AND IF SO, HOW MANY SHARES TO TENDER. EACH STOCKHOLDER SHOULD CONSULT HIS OR HER OWN FINANCIAL ADVISOR AND TAX ADVISOR AS TO WHETHER OR NOT TO TENDER SHARES.

        NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND AS TO WHETHER STOCKHOLDERS SHOULD TENDER SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE FUND’S LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND. THESE TRANSACTIONS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTIONS NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

        Questions and requests for assistance may be directed to your Merrill Lynch Financial Advisor or other nominee, or to the Transfer Agent at the address and telephone number set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal should be directed to Computershare.

August 24, 2005	THE S&P 500® PROTECTED EQUITY FUND, INC.

Transfer Agent:
Computershare 250 Royall Street Canton, MA 02021 Attn: The S&P 500® Protected Equity Fund, Inc. (800) 569-4719

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        1. Price; Number of Shares. The Fund will, upon the terms and subject to the conditions of the Offer, purchase up to 31,510,000 or 100% of its issued and outstanding Shares which are tendered and not withdrawn prior to 4:00 p.m., Eastern time, on September 22, 2005 (such time and date being hereinafter called the “Initial Expiration Date”), unless it determines to accept none of them. The Fund reserves the right to extend its Offer. See Section 14 “Extension of Tender Period; Termination; Amendments”. The later of the Initial Expiration Date or the latest time and date to which the Offer is extended is hereinafter called the “Expiration Date.” The purchase price of the Fund’s Shares will be its NAV as of the close of the New York Stock Exchange on September 27, 2005, the third business day after the Expiration Date.

        The Fund’s Offer is being made to all stockholders of the Fund and is not conditioned upon any minimum number of Shares being tendered. As of June 30, 2005 there were 31,510,000 Shares issued and outstanding and there were 2,946 holders of record of Fund Shares (in addition, Merrill Lynch maintains accounts for 2,934 beneficial owners of Fund Shares).

        The Fund has been informed by Merrill Lynch, an affiliate of the Fund’s investment adviser, that it intends to tender all of its Shares in the Fund, or 15,482,746 Shares representing 49.136% of the outstanding Shares. However, if on the Expiration Date of the Offer, less than 100% of the Fund’s outstanding Shares have been tendered by the Fund’s Shareholders who are not affiliated with Merrill Lynch, Merrill Lynch will only tender such amount of its Shares so that the Fund retains total assets of at least $30 million. Merrill Lynch acquired the Shares as a result of its market making activity in the Shares. The Fund has also been informed that none of the Fund’s directors, officers or affiliates other than Merrill Lynch intends to tender any Shares pursuant to the Offer. The Fund’s Shares are currently quoted on the Nasdaq NMS under the symbol “PEFX”. See Section 5 “Certain Conditions of the Offer”.

        Current NAV quotations for the Fund Shares can be obtained from your Merrill Lynch Financial Advisor or from Computershare at (800) 569-4719.

        2. Procedure for Tendering Shares. In order for you to tender any of your Shares pursuant to its Offer, you may either: (a) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you, in which case a Letter of Transmittal is not required, or (b) if the Shares are registered in your name, send to the Transfer Agent, at the address set forth on page 2, any certificate(s) for such Shares, a properly completed and executed Letter of Transmittal and any other required documents. Please contact Computershare at (800) 569-4719 as to any additional documents which may be required.

Procedures for Beneficial Owners Holding Shares Through Merrill Lynch or Other Brokers or Nominees.

        If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee if you desire to tender your Shares. You should contact such broker, dealer, commercial bank, trust company or other nominee in sufficient time to permit notification of your desire to tender to reach the Transfer Agent by the Expiration Date. No brokerage commission will be charged on the purchase of Shares by the Fund pursuant to the Offer. However, a broker or dealer may charge a fee for processing the transaction on your behalf. Merrill Lynch may charge its customers a $5.35 processing fee to confirm a purchase of Shares pursuant to the Offer.

B. Procedures for Registered Stockholders.

        If you will be mailing or delivering a Letter of Transmittal and any other required documents to the Transfer Agent in order to tender your Shares, they must be received on or prior to the Expiration Date by the Transfer Agent at its address set forth on page 2 of this Offer to Purchase.

        Payment for Shares tendered and purchased will be made only after receipt by the Transfer Agent on or before the Expiration Date of a properly completed and duly executed Letter of Transmittal and any other required documents. Share certificates also must be received by the Transfer Agent on or prior to the Expiration Date.

        The method of delivery of any documents, including certificates for Shares, is at the election and risk of the party tendering the Shares. If documents are sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested.

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C. Determinations of Validity.

        All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, whose determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Fund, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Shares or any particular stockholder, and the Fund’s interpretations of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such times as the Fund shall determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. Neither the Fund, Merrill Lynch Investment Managers, L.P. (“MLIM”), the Fund’s investment adviser, nor the Transfer Agent, nor any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

D. Tender Constitutes an Agreement.

        A tender of Shares made pursuant to any one of the procedures set forth above will constitute an agreement between the tendering stockholder and the Fund in accordance with the terms and subject to the conditions of the Offer.

        3. Withdrawal Rights. You may withdraw Shares tendered at any time prior to the Expiration Date and, if the Shares have not yet been accepted for payment by the Fund, at any time after October 20, 2005.

        Shareholders whose accounts are maintained through Merrill Lynch should notify their Merrill Lynch Financial Advisor prior to the Expiration Date if they wish to withdraw Shares. Shareholders whose accounts are maintained through another broker, dealer, commercial bank, trust company or other nominee should notify such nominee prior to the Expiration Date. Shareholders whose accounts are maintained directly through the Transfer Agent should submit written notice to the Transfer Agent.

        To be effective, any notice of withdrawal must be timely received by the Transfer Agent at the address set forth on page 2 of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having deposited the Shares to be withdrawn, the number of Shares to be withdrawn, and the name of the registered holder(s) of such Shares as set forth in the certificates representing such Shares and the number of Shares to be withdrawn. If the certificates have been delivered to the Transfer Agent, then, prior to the release of such certificate, you must also submit the certificate numbers shown on the particular certificates evidencing such Shares. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, whose determination shall be final and binding. Shares properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 2 “Procedure for Tendering Shares”.

        4. Payment for Shares. For purposes of its Offer, the Fund will be deemed to have accepted for payment (and thereby purchased) its Shares that are tendered as, if and when it gives oral or written notice to the Transfer Agent of its election to purchase such Shares.

        Payment for Shares will be made promptly by the Transfer Agent to tendering stockholders as directed by the Fund. Certificates for Shares not purchased (see Section 1 “Price; Number of Shares” and Section 5 “Certain Conditions of the Offer”), or for Shares not tendered included in certificates forwarded to the Transfer Agent, will be returned promptly following the termination, expiration or withdrawal of the relevant Offer, without expense to the tendering stockholder.

        The Fund will pay all transfer taxes, if any, payable on the transfer to it of its Shares purchased pursuant to the Offer. If tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any such transfer taxes (whether imposed on the registered holder or such other person) payable on account of the transfer to such person will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. The Fund will not pay any interest on the purchase price under any circumstances.

        As noted above, Merrill Lynch may charge its customers a $5.35 processing fee to confirm a purchase of Shares from such customers pursuant to the Offer.

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        5. Certain Conditions of the Offer. The Fund shall not be required to accept for payment or pay for any of its Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or payment for, its Shares tendered, if: (1) such purchases would impair the Fund’s status as a regulated investment company under the Internal Revenue Code of 1986, as amended (the “Code”) (which would cause the Fund’s income to be taxed at the corporate level in addition to the taxation of stockholders who receive dividends from the Fund); (2) the Fund would not be able to liquidate portfolio securities in a manner which is orderly and consistent with the Fund’s investment objective and policies, including the ability to liquidate put option contracts at an acceptable price, in order to enable the Fund to purchase Shares tendered pursuant to its Offer; or (3) there is, in the Board of Director’s judgment, any (a) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Fund, (b) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State, which is material to the Fund, (c) limitation imposed by Federal or state authorities on the extension of credit by lending institutions, (d) commencement of war, armed hostilities, acts of terrorism or other international or national calamity directly or indirectly involving the United States, which is material to the Fund, or (e) other event or condition which would have a material adverse effect on the Fund or its stockholders if Shares tendered pursuant to the Offer were purchased.

        As disclosed in Section 1 “Price; Number of Shares”, Merrill Lynch has informed the Fund that it intends to tender all of its Shares in the Fund, or 15,482,746 Shares representing 49.136% of the outstanding Shares. However, if on the Expiration Date of the Offer, less than 100% of the Fund’s Shares have been tendered by the Fund’s Shareholders who are not affiliated with Merrill Lynch, Merrill Lynch will only tender such amount of its Shares so that the Fund retains total assets of at least $30 million. Merrill Lynch acquired the Shares as a result of its market making activity in the Shares.

        If the Fund determines to amend the Offer or to postpone the acceptance for payment of or payment for Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open. Moreover, in the event any of the foregoing conditions are modified or waived in whole or in part at any time, the Fund will promptly either send an amended notice to Shareholders or make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend the Offer period. See Section 14 “Extension of Tender Period; Termination; Amendments”.

        6. Purpose of the Offer. The purpose of the Offer is to provide all Shareholders with the opportunity to liquidate their investment in the Fund at the per Share NAV prior to the Maturity Date. The Fund’s Board of Directors has determined that it would be in the best interest of Shareholders for the Fund to allow them the opportunity to tender their entire holdings in the Fund.

        The Board of Directors of the Fund considered the possibility of liquidating and dissolving the Fund prior to the Maturity Date, but determined that, although there may be a significant percentage of Shareholders who wish to liquidate their investment in the Fund at NAV, there also may be a significant percentage of Shareholders who wish to retain their investment in the Fund, and consequently determined to make the Offer for all Shares in order to permit Shareholders to make their own individual decision, rather than seek a vote to liquidate and dissolve the Fund prior to the Maturity Date.

        7. Certain Effects of the Offer. If all outstanding Shares are tendered, the Fund will be liquidated and dissolved pursuant to the Maryland General Corporation Law, the Fund will no longer be quoted on the Nasdaq NMS and the Fund will apply for an order from the Securities and Exchange Commission to terminate its registration as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”).

        In the alternative, if less than all the outstanding shares are tendered, the Fund will continue to operate as a registered investment company under the 1940 Act, but is expected to have substantially less assets. The purchase of Shares pursuant to the Fund’s Offer will have the effect of increasing the proportionate interest in the Fund of Shareholders who do not tender their Shares. As discussed above, if less than 100% of the Fund’s outstanding Shares are tendered by Shareholders who are not affiliated with Merrill Lynch, Merrill Lynch will only tender such amount of its Shares so that the Fund retains total assets of at least $30 million. As a result, Merrill Lynch may continue to be the predominant Shareholder in the Fund and its proportionate interest in the Fund could increase significantly. Since pursuant to the Fund’s investment advisory agreement, MLIM has agreed to pay substantially all of the Fund’s normal operating expenses, it is not expected that the Fund’s operating expenses as a percentage

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of total assets will increase significantly. If you retain your Shares, however, you will be subject to any increased risks that may result from the reduction in the Fund’s aggregate assets resulting from payment for the Shares, including, for example, the potential for greater volatility in the Fund’s per Share NAV and market price. In addition to the Fund being significantly smaller, if not all Shares are purchased in the Offer, it is possible that the Shares may no longer trade on the Nasdaq NMS and/or the trading market may be significantly less liquid. Also, there are possible tax consequences of choosing not to tender your Shares. See Section 13, “Certain Federal Income Tax Consequences of Choosing Not to Tender Your Shares.” It is possible that after the Offer, the Fund’s Board of Directors may determine that it is advisable to liquidate and dissolve the Fund prior to the Maturity Date and may seek a Shareholder vote to approve such action. All Shares purchased by the Fund pursuant to the Offer will be retired by the Fund’s Board of Directors.

        The Fund believes that the Offer to Purchase is fair to Shareholders unaffiliated with the Fund since all Shares tendered will be purchased at the per Share NAV. The per Share NAV is determined by dividing the value of securities held by the Fund plus any cash or other assets (including interest accrued but not yet received) minus all liabilities (including accrued expenses) by the total number of Shares outstanding. However, as a result of a decision to liquidate their investment in the Fund prior to the Maturity Date, tender Shareholders may receive a tender price per Share that is less than the $10.00 per Share minimum return objective of the Fund at the Maturity Date. As a result of the sale of portfolio securities, including the early termination of the put contracts, the Fund may incur certain transactional costs that will reduce the Fund’s NAV per Share to be paid to tendering Shareholders. In addition, the market price per Share may be higher or lower than the NAV per Share at the time Shares are purchased in the Offer. Also, the NAV per Share at the Maturity Date may be higher than the NAV per Share at which Shares are purchased in the Offer.

        The Offer does not require approval of at least a majority of unaffiliated Shareholders.

        The majority of directors who are not employees of the Fund have not retained an unaffiliated representative to act solely on behalf of unaffiliated Shareholders for purposes of negotiating the Offer or to prepare a report concerning the fairness of the Offer.

        The Offer was approved by a majority of directors of the Fund who are not employees of the Fund and who are not “interested persons” as defined in the 1940 Act.

        The Fund confirms that no director dissented to or abstained from voting on the Offer to Purchase transaction.

        8. Source and Amount of Funds. The price to be paid by the Fund for shares tendered in its Offer will equal their NAV as of the close of the New York Stock Exchange on the third business day after the Expiration Date. Based on the relevant NAV on August 18, 2005, the aggregate purchase price if 31,510,000 Shares or 100% of the Shares are tendered and accepted for payment pursuant to the Offer will be approximately $307.2 million. The Fund anticipates that the purchase price for any of its Shares may be derived by the Fund from (i) cash on hand, (ii) the proceeds from the sale of cash equivalents held by the Fund, (iii) the proceeds of sales of portfolio investments, including put option contracts, held by the Fund.

        The estimated expenses to be incurred in connection with the Offer are $141,445. All of the expenses of the Offer will be paid by MLIM or by one of its affiliates.

        9. Financial Information. The audited financial statements for the fiscal years ended September 30, 2004 and September 30, 2003 are included in the Fund’s 2004 and 2003 Annual Reports, which are incorporated by reference into this Offer to Purchase. The unaudited financial statements with respect to the six-month period ended March 31, 2005 are included in the Fund’s 2005 Semi-Annual Report, which is also incorporated by reference into this Offer to Purchase. The Fund’s 2004 and 2003 Annual Reports were filed on Form N-CSR with the Securities and Exchange Commission (the “SEC”) on December 1, 2004 and December 1, 2003, respectively. The Fund’s 2005 Semi-Annual Report was filed on Form N-CSR with the SEC on May 26, 2005. You may request a copy of the Fund’s Annual Reports at no charge by calling 1-800-543-6217 between 8:30 a.m. and 5:30 p.m., Eastern time, on any business day.

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        10. Certain Information About the Fund. The Fund was incorporated under the laws of the State of Maryland on July 15, 1999 and is a non-diversified, closed-end, management investment company registered under the 1940 Act.

        The investment objective of the Fund is to return to Shareholders on or about the Maturity Date (i) $10.00 per share (the Fund’s initial net asset value per share) plus (ii) an amount equal to $10.00 multiplied by the percentage increase in the price appreciation of the S&P 500 Index, if any, from the value of the Index on November 3, 1999 to the value of the Index at the close of the market on October 31, 2007, as reduced by the application of an annual index adjustment factor of 2.1% per year, any deferred investment advisory fee and remaining expenses. The Fund seeks to achieve its investment objective by investing primarily in a portfolio of the common stocks of substantially all of the companies represented in the S&P 500 and purchasing privately-negotiated put option contracts intended to protect the Fund’s initial net asset value on the Maturity Date.

        To the extent that the Fund has any net investment income or any net realized capital gains, it intends to distribute to Shareholders at least annually substantially all of such amounts. During the Fund’s fiscal year ended September 30, 2003, the Fund made one dividend distribution of $0.009997 per Share. During the Fund’s fiscal year ended September 30, 2004, the Fund made one dividend distribution of $0.013012 per Share. The Fund has made one dividend distribution of $0.046811 per Share in fiscal 2005 to date.

        There have not been any transactions involving the Shares of the Fund that were effected during the past 60 business days by the Fund, by any executive officer or director of the Fund, by any person controlling the Fund, by any executive officer or director of any corporation ultimately in control of the Fund or by any associate or subsidiary of any of the foregoing including any executive officer or director of any such subsidiary.

        The principal executive office of the Fund is located at 800 Scudders Mill Road, Plainsboro, New Jersey 08536.

        11. Additional Information. The Fund has filed a combined going-private transaction statement and issuer tender offer statement on Schedule TO with the SEC which includes certain additional information relating to the Offer. Such material may be inspected and copied at prescribed rates at the SEC’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549 and Room 3190, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained by mail at prescribed rates from the Public Reference Branch of the SEC at 100 F Street, N.E., Washington, DC 20549. The SEC maintains a web site (http://www.sec.gov) that contains the Fund’s Schedule TO and other information regarding the Fund.

        12. Certain Federal Income Tax Consequences of Tendering Your Shares. The following discussion is a general summary of the Federal income tax consequences of a sale of Shares pursuant to the Offer. You should consult your own tax advisor for a complete description of the tax consequences to you of a sale of Shares pursuant to the Offer.

        The sale of Shares pursuant to the Offer will be a taxable transaction for Federal income tax purposes, either as a “sale or exchange”, or under certain circumstances, as a “dividend”. In general, the transaction should be treated as a sale or exchange of the Shares under Section 302 of the Code, if the receipt of cash (a) is “substantially disproportionate” with respect to the Shareholder, (b) results in a “complete redemption” of the Shareholder’s interest, or (c) is “not essentially equivalent to a dividend” with respect to the Shareholder. A “substantially disproportionate” distribution generally requires a reduction of at least 20% in the Shareholder’s proportionate interest in the Fund after all shares are tendered. A “complete redemption” of a Shareholder’s interest generally requires that all Shares of the Fund directly owned or attributed to such Shareholder under Section 318 of the Code be disposed of. A distribution “not essentially equivalent to a dividend” requires that there be a “meaningful reduction” in the Shareholder’s interest in the Fund, which should be the case if the Shareholder has a minimal interest in the Fund, exercises no control over Fund affairs and suffers a reduction in his proportionate interest in the Fund.

        If the sale of your Shares meets any of these three tests for “sale or exchange” treatment, you will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer and the adjusted tax basis of the Shares sold. Such gain or loss will be a capital gain or loss if the Shares sold have been held by you as a capital asset. In general, capital gain or loss with respect to Shares sold will be long term capital gain or loss if the holding period for such Shares is more than one year. The maximum capital gains rate currently applicable to such a sale of Shares would be 15% for non-corporate shareholders.

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        If none of the Code Section 302 tests described above is met, you may be treated as having received, in whole or in part, a dividend, return of capital or capital gain, depending on (i) whether there are sufficient earnings and profits to support a dividend and (ii) your tax basis in the relevant Shares. The tax basis in the Shares tendered to the Fund will be transferred to any remaining Shares held by you in the Fund. In addition, if the sale of Shares pursuant to the Offer is treated as a “dividend” to a tendering stockholder, a constructive dividend under Code Section 305(c) may result to a non-tendering stockholder whose proportionate interest in the earnings and assets of the Fund has been increased as a result of such tender.

        Accordingly, the differentiation between “dividend” and “sale or exchange” treatment can be important with respect to the amount and character of income that tendering Shareholders are deemed to receive. While the marginal tax rates for dividends and capital gains remain the same for corporate Shareholders, the top income tax rate applicable to ordinary income dividends of the Fund paid to non-corporate Shareholders currently exceeds the maximum tax rate on capital gains (15%).

        The gross proceeds paid to a Shareholder or other payee pursuant to the Offer will be subject to a withholding tax unless either: (a) the Shareholder has provided the Shareholder’s taxpayer identification number/social security number, and certifies under penalty of perjury: (i) that such number is correct, and (ii) either that (A) the Shareholder is exempt from backup withholding, (B) the Shareholder is not otherwise subject to backup withholding as a result of a failure to report all interest or dividends, or (C) the Internal Revenue Service has notified the Shareholder that the Shareholder is no longer subject to backup withholding; or (b) an exception applies under applicable law and Treasury regulations. Foreign Shareholders may be required to provide the Transfer Agent with a completed Form W-8BEN, available from the Transfer Agent, in order to avoid withholding on the gross proceeds received pursuant to an offer.

        Unless a reduced rate of withholding or a withholding exemption is available under an applicable tax treaty, a Shareholder who is a nonresident alien or a foreign entity may be subject to a 30% United States withholding tax on the gross proceeds received by such Shareholder, if the proceeds are treated as a “dividend” under the rules described above. Foreign Shareholders should consult their tax advisers regarding application of these withholding rules.

        13. Certain Federal Income Tax Consequences of Choosing Not to Tender Your Shares. The Fund will have to sell or otherwise close out certain investments in order to repurchase shares in the Offer and may realize taxable gains. Certain complex tax rules, depending on market conditions, may limit the Fund’s ability to offset realized gains against realized losses. If the Fund continues in operation after the Tender Offer, it will need to distribute any realized gains which it is unable to offset with losses in order to continue to qualify as a regulated investment company and avoid entity level taxation. In order to obtain the funds necessary to make the required distribution, the Fund may need to dispose of investments at a time when it is not advantageous to do so (thereby realizing more taxable gains which it may not be able to offset against realized losses). If you choose not to tender your shares, as a Shareholder remaining in the Fund, any such gains will be distributed to you as a dividend which will be taxable as ordinary income which does not qualify for the reduced tax rate applicable to qualified dividend income for noncorporate shareholders or treatment as dividend income eligible for the dividends received deduction. Shareholders who tender their shares also will receive their proportionate share of any such gains, but will be able to treat them as received in exchange for their tendered shares, rather than as ordinary income.

        You should consult your tax advisor regarding the possible tax consequences to you of choosing not to tender your Shares.

        14. Extension of Tender Period; Termination; Amendments. The Fund reserves the right, at any time and from time to time, to extend the period of time during which its Offer is pending by either making a public announcement or designating in an amended notice to Shareholders the extended Expiration Date. Such public announcement or amended notice to Shareholders, as the case may be, will be issued/mailed no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date and will disclose the approximate number of Shares tendered as of that date. In the event that the Fund so elects to extend its Offer period, the NAV for the Fund’s Shares tendered will be determined as of the close of business of the New York Stock Exchange on the third business day after the Expiration Date, as extended. During any such extension, all Shares previously tendered and not purchased or withdrawn will remain subject to the Fund’s Offer. The Fund also reserves the right, at any time and from time to time up to and including the Expiration Date, to (a) terminate its

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Offer and not to purchase or pay for any Shares, and (b) amend its Offer in any respect, including but not limited to, amending the number of its Shares subject to its Offer. If a material change is made to the terms of the Offer, the Fund will promptly either make a public announcement or mail an amended notice to Shareholders informing them of such change. Without limiting the manner in which the Fund may choose to make a public announcement of an extension, termination or amendment of the Offer, except as provided by applicable law (including Rule 13e-4(e)(2) under the Securities Exchange Act of 1934), the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a press release.

        15. Miscellaneous. The Fund’s Offer is not being made to, nor will tenders be accepted from, Shareholders in any jurisdiction in which the Offer or its acceptance would not comply with the securities laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Fund reserves the right to exclude Shareholders from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Fund believes such exclusion is permissible under applicable tender offer rules, provided the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer. In any jurisdiction the securities laws of which require the Offer to be made by a licensed broker or dealer the Offer shall be deemed to be made on the Fund’s behalf by Merrill Lynch.

THE S&P 500® PROTECTED EQUITY FUND, INC.

August 24, 2005

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